Exhibit 5(b)

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Davis Polk

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

May 17, 2016

PPL Corporation
Two North Ninth Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

We have acted as special counsel for PPL Capital Funding, Inc., a Delaware corporation (the “Company”), and PPL Corporation, a Pennsylvania corporation (the “Guarantor”), in connection with the joint registration statement on Form S-3 (File Nos. 333-202290 and 333-202290-05) (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of $650,000,000 aggregate principal amount of its 3.100% Senior Notes due 2026 (the “Notes”). The Notes are to be issued pursuant to the provisions of the Base Indenture dated as of November 1, 1997, heretofore supplemented and as further supplemented by Supplemental Indenture No. 15 dated as of May 17, 2016 (the Base Indenture as so supplemented, the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Trustee”). The Notes will be guaranteed by the Guarantor (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated May 12, 2016 (the “Underwriting Agreement”) among the Company, the Guarantor and the several underwriters named therein.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vii) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement against payment therefor, the Securities will constitute valid and binding obligations of the Company and the Guarantor, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the (x) enforceability of any waiver of rights under any usury or stay law and (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that (i) the Registration Statement became effective upon filing with the Commission and such effectiveness shall not have been terminated or rescinded; and (ii) the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantor). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers (other than with respect to the Company and the Guarantor), (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party (other than with respect to the Company and the Guarantor), (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any public policy, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Insofar as the foregoing opinion involves matters governed by the laws of the Commonwealth of Pennsylvania, we have relied, without independent inquiry or investigation, on the opinion of even date herewith of Frederick C. Paine, Senior Counsel of PPL Services Corporation, filed with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Guarantor on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Validity of the Notes and the Guarantees” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP